VALCOR'S OPERATING INCOME INCREASES 24%


    DALLAS, TEXAS . . January 30, 1995 . . Valcor, Inc. reported net income of $31.1 million for 1994, up 10% from $28.3 million for 1993. Operating income for the year was up 24% to $66.3 million, on a 7% increase in sales to $375.4 million, as the Company's overall operating margin increased to 18%, up from 15% in 1993. The improvements in sales, operating earnings and margins were primarily driven by higher volume and higher average selling prices for medium density fiberboard ("MDF"), the Company's principal building product. The increase in 1994 interest expense resulted from the Company's recapitalization completed during the last half of 1993. The Company lowered its effective tax rate in 1994 primarily through improved utilization of foreign tax credits.

    For the fourth quarter, both operating and net income increased 9% on a 7% increase in sales. Higher MDF prices continued to aid both building products operating results and the Company's overall operating margin. Other operating earnings declined slightly in the fourth quarter primarily as a result of higher expenses related to closing marginal fast food restaurants.

                                     * * * *

                              SUMMARY OF OPERATIONS

                                                              THREE MONTHS ENDED            YEARS ENDED
                                                                 DECEMBER 31,               DECEMBER 31,
                                                              1993          1994         1993          1994
                                                                              (IN MILLIONS)
Net sales
  Building products                                           $42.6         $46.9       $174.3        $189.9
  Hardware products                                            17.8          17.5         64.4          70.0
  Fast food                                                    30.2          32.6        111.6         115.5

                                                              $90.6         $97.0       $350.3        $375.4

Operating income
  Building products                                           $ 6.7          $8.9       $ 26.3        $ 36.4
  Hardware products                                             6.3           6.2         17.5          20.9
  Fast food                                                     3.5           2.9          9.7           9.0

    Total operating income                                     16.5          18.0         53.5          66.3

Interest expense                                               (3.2)         (4.7)        (6.4)        (17.6)
Other, net                                                      (.1)          (.4)          .4           (.5)

    Income before income taxes                                 13.2          12.9         47.5          48.2
Provision for income taxes                                      5.2           4.1         19.2          17.1

      Net income                                              $ 8.0         $ 8.8       $ 28.3        $ 31.1


    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 95/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission. The Company's 1994 results are subject to final audit.